EXHIBIT 10.21.2

SECOND AMENDMENT

TO

PURCHASE AND SALE AGREEMENT

This SECOND AMENDMENT TO PURCHASE AND SALE AGREEMENT (this “Amendment”) is made and entered into as of October 17, 2003, between AP/APMC SAVANNAH, L.P. (“Seller”) and BARCELÓ CRESTLINE CORPORATION, a Maryland corporation (“Buyer”).

RECITALS

WHEREAS, Seller and Buyer have entered into that certain Purchase and Sale Agreement dated as of September 17, 2003, as amended by that First Amendment to Purchase and Sale Agreement dated as of October 7, 2003 (collectively, the “Original Agreement”); and

WHEREAS, Buyer and Seller have decided to amend the Original Agreement to (i) reduce the Purchase Price, (ii) exclude the Wharf Property (as defined herein) from the sale, (iii) extend the Inspection Period and (iv) amend certain other provisions of the Original Agreement.

NOW, THEREFORE, in consideration of the mutual agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

AGREEMENT

1. Section 1(b)(i) of the Original Agreement is hereby amended by deleting the following language therefrom: “and that parcel known as Rear Wharf Lot 6 consisting of approximately .166 acres.”

2. Exhibit B is of the Original Agreement is hereby deleted in its entirety and replaced with Exhibit B attached hereto.

3. Sections 1(c) Excluded Property and 1(d) Assumed Liabilities (which was inadvertently not numbered in the Original Agreement) of the Original Agreement are hereby deleted in their entirety and replaced with the following, in order to correct the numbering of such Sections and to add a new subsection 1(c)(vii):”

(c) Excluded Property. The Property shall not include any assets other than the Property specifically listed or described in Section 1(b) hereof, and, without limiting the generality of the foregoing, shall expressly exclude the following (collectively, “Excluded Matters”):

(i) all bank accounts, house banks, cash and cash equivalents of Seller;

(ii) cash reserves for furniture, fixtures and equipment, real estate and personal property taxes and insurance except to the extent that Seller receives a credit at Closing for such reserves;

(iii) accounts receivable, which shall be purchased by Buyer in accordance with Section 4(f)(iii), except for the Buyer’s share of the Tray Ledger;

(iv) claims against third parties (including claims for refunds on taxes or other governmental charges) in connection with the Property, but only to the extent that such claims relate to damages suffered by Seller prior to the Closing Date or claims for which Seller is required to indemnify Buyer hereunder;

(v) the assets listed or described on the Excluded Matters Schedule attached hereto as Schedule 1(c)(v) (together with any and all claims relating to any of the foregoing described in this Section 1(c));

(vi) all of the obligations and liabilities of Seller relating to the Property of whatever kind and nature, primary or secondary, direct or indirect, absolute or contingent, known or unknown, which obligations and liabilities, accrue before the Closing Date, unless otherwise expressly assumed by Buyer (collectively, the “Retained Liabilities”); and

(vii) any right, title or interest in or to the real property described on Exhibit E (the “Wharf Property”) and any agreements that relate exclusively to the Wharf Property.

(d) Assumed Liabilities.

(i) Buyer shall assume on the Closing Date and shall pay, perform and discharge when due all of the obligations and liabilities of Seller relating to the Property of whatever kind and nature, primary or secondary, direct or indirect, absolute or contingent, known or unknown, which obligations or liabilities accrue after the Closing Date (collectively, the “Assumed Liabilities”); provided that the Assumed Liabilities shall not include any obligations or liabilities relating to the Excluded Matters.

(ii) Buyer’s obligations under this Section 1(d) shall not be subject to offset or reduction by reason of any actual or alleged breach of any representation, warranty or covenant contained in this Agreement or any agreement or document delivered in connection herewith or any right or alleged right to indemnification hereunder.

4. Exhibit E attached hereto is hereby incorporated as Exhibit E into the Original Agreement.

5. Section 3 of the Original Agreement is hereby amended by deleting “Fifty-One Million Seven Hundred Fifty Thousand and No/100 Dollars ($51,750,000.00)” and inserting in place thereof “Fifty Million and No/100 Dollars ($50,000,000)”.

6. Section 3(d) of the Original Agreement is hereby amended to extend the expiration of the Inspection Period through and until October 21, 2003.

7. A new Section 9(d) is hereby added to the Original Agreement as follows:

Buyer’s Cooperation. Buyer agrees that, in the event that any easements, licenses, access or other rights are required on, under or across the Land in connection with the sale or development of the Wharf Property, Buyer shall reasonably cooperate with Seller in granting such rights and privileges to Seller or appropriate third parties so long as the same shall not (i) unreasonably interfere with the operation or use of the Property, (ii) otherwise have a material adverse effect on the operation or use of the Property or (iii) impose any financial obligation on Buyer or the Property. The provisions of this Section 9(e) shall survive the Closing.

8. Seller hereby agrees to use commercially reasonable efforts to obtain an estoppel certificate on or before the Closing, in a form reasonably acceptable to Buyer, from Hotel Manager relating to the Hotel Management Agreement.

9. Except as specifically amended hereby, Seller and Buyer agree that the Original Agreement remains in full force and effect and binding upon the parties hereto. In the event of any conflict between the Original Agreement and this Amendment, the terms of this Amendment shall prevail. All capitalized terms not defined herein shall have the meaning set forth in the Original Agreement.

10. This Amendment may be executed in separate counterparts, the signatures on which may be by facsimile, none of which need contain the signatures of all parties, each of which shall be deemed to be an original, and all of which taken together constitute one and the same instrument. It shall not be necessary in making proof of this Amendment to produce or account for more than the number of counterparts containing the respective signatures of, or on behalf of, all of the parties hereto.

IN WITNESS WHEREOF, Seller and Buyer have duly executed this Amendment as of the date first above written.

SELLER:

AP/APMC SAVANNAH, L.P.

By: AP/APMC-GP, Inc.

	By:	/s/ RICARDO KOENIGSBERGER
	Name:	Ricardo Koenigsberger
	Title:	Vice President

BUYER:

BARCELÓ CRESTLINE CORPORATION

By:	/s/ PATRICK W. CAMPBELL
Name:	Patrick W. Campbell
Title:	Senior Vice President

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